As filed with the Securities and Exchange Commission on December 9, 2004.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMCO RECYCLING INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2008280
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5215 North O’Connor Blvd., Suite 1500 Central Tower at Williams Square Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

Commonwealth Industries, Inc. 1995 Stock Incentive Plan

Commonwealth Industries, Inc. 1997 Stock Incentive Plan

Commonwealth Industries, Inc. 401(k) Plan

Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan

(Full title of the plans)

Christopher R. Clegg

Senior Vice President, General Counsel and Secretary

IMCO Recycling Inc.

5215 North O’Connor Blvd., Suite 1500

Central Tower at Williams Square

Irving, Texas 75039

(Name and address of agent for service)

(972)401-7200

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1) (3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.10 par value	1,693,294 shares (4)	$15.19	$25,721,136	$3,258.87
(1)	Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Commonwealth Industries, Inc. 1995 Stock Incentive Plan and the Commonwealth Industries, Inc. 1997 Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminable amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(4)	Pursuant to the Agreement and Plan of Merger, dated as of June 16, 2004, among IMCO Recycling Inc., Silver Fox Acquisition Company and Commonwealth Industries, Inc., the Registrant assumed all of the outstanding options to purchase Common Stock of Commonwealth Industries, Inc. under the Commonwealth Industries, Inc. 1995 Stock Incentive Plan and the Commonwealth Industries, Inc. 1997 Stock Incentive Plan and such options became exercisable to purchase shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which were filed by IMCO Recycling Inc. (“IMCO”) and the Commonwealth Industries, Inc. 401(k) Plan and the Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan (collectively, the “401(k) Plans”) with the Securities and Exchange Commission (the “Commission”), and any future filings made by IMCO and the 401(k) Plans with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

1. IMCO Annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 15, 2004, as amended by Form 10-K/A filed with the Commission on October 21, 2004;

2. Commonwealth Industries, Inc. 401(k) Plan and Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan Annual report on Form 11-K for the fiscal year ended December 31, 2003, filed with the Commission on June 28, 2004.

3. IMCO Quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 10, 2004, as amended by Form 10-Q/A filed with the Commission on October 21, 2004;

4. IMCO Quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 9, 2004, as amended by Form 10-Q/A filed with the Commission on October 21, 2004;

5. IMCO Quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed with the Commission on November 9, 2004;

6. IMCO Current report on Form 8-K, dated April 14, 2004, filed with the Commission on April 14, 2004;

7. IMCO Current report on Form 8-K, dated April 30, 2004, filed with the Commission on April 30, 2004;

8. IMCO Current report on Form 8-K, dated June 16, 2004, filed with the Commission on June 18, 2004;

9. IMCO Current report on Form 8-K, dated May 26, 2004, filed with the Commission on July 20, 2004;

10. IMCO Current report on Form 8-K, dated October 1, 2004, filed with the Commission on October 6, 2004;

11. IMCO Current report on Form 8-K, dated October 6, 2004, filed with the Commission on October 12, 2004;

12. IMCO Current report on Form 8-K, dated October 13, 2004, filed with the Commission on October 19, 2004;

13. IMCO Current report on Form 8-K, dated October 21, 2004, filed with the Commission on October 21, 2004;

14. IMCO Current report on Form 8-K, dated October 29, 2004, filed with the Commission on October 29, 2004;

15. IMCO Current report on Form 8-K, dated November 2, 2004, filed with the Commission on November 3, 2004;

16. IMCO Current report on Form 8-K, dated November 4, 2004, filed with the Commission on November 8, 2004; and

17. The description of IMCO’s common stock, $.10 par value per share (the “Common Stock”), contained in the IMCO registration statement on Form 8-A, filed with the Commission on June 27, 1991, as amended by Amendment No. 3 to Registration Statement on Form S-4 (Reg. No. 333-117548), filed with the Commission on November 4, 2004.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 of the Delaware General Corporation Law also empowers IMCO to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of IMCO against liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not IMCO would have the power to indemnify such person against such liability under the provisions of Section 145. The IMCO Bylaws provide that upon resolution passed by the Board of Directors, IMCO may purchase and maintain insurance on behalf of such persons.

IMCO’s Certificate of Incorporation contains a provision eliminating the personal liability of its directors to IMCO or its shareholders for monetary damages for breach of a director’s fiduciary duty of care to the extent permitted by the Delaware General Corporation Law. However, a director shall continue to be held personally liable for (i) a breach of the duty of loyalty, (ii) failure to act in good faith, (iii) engaging in intentional misconduct or knowingly violating a law, (iv) paying a dividend or approving a stock repurchase which was illegal under Delaware law, or (v) obtaining an improper personal benefit.

IMCO’s Bylaws provide for the mandatory indemnification of directors, officers, employees or agents of IMCO. The Bylaws generally follow the language of Section 145 of the Delaware General Corporation Law. IMCO generally has the power to indemnify its current and former directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, indemnification is limited to expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or good suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed, to the best interests of the Company. However, indemnification is not available if such person is adjudged to be liable to IMCO unless the court determines that indemnification is appropriate. The Bylaws expressly provide that the indemnification or advancement of expenses provided therein is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Bylaws provide for the payment of reasonable expenses incurred in connection with the defense of any such action, suit or proceeding in advance of the final disposition of the proceeding.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number		Description of Exhibit

4.1	—	Commonwealth Industries, Inc. 1995 Stock Incentive Plan, as amended and restated April 23, 1999 (incorporated by reference to Exhibit 10.1 to the Commonwealth Industries, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

4.2	—	Commonwealth Industries, Inc. 1997 Stock Incentive Plan, as amended and restated April 23, 1999 (incorporated by reference to Exhibit 10.2 to the Commonwealth Industries, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

4.3*	—	Commonwealth Industries, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.4 to the Commonwealth Industries, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2002).

4.4*	—	Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan

5.1	—	Opinion re: legality

23.1	—	Consent of Counsel (included in the opinion filed as Exhibit 5.1)

23.2	—	Consent of Ernst & Young LLP

23.3	—	Consent of PricewaterhouseCoopers LLP

24	—	Power of Attorney (included in the signature page II-5)

*	The undersigned registrant hereby undertakes to submit the plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act, that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, state of Texas on December 9, 2004.

IMCO RECYCLING INC.

/s/ Steven J. Demetriou
Steven J. Demetriou Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Michael D. Friday and Christopher R. Clegg, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement, and any or all amendments (including post-effective amendments) to said Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Demetriou Steven J. Demetriou	Chairman of the Board, Chief Executive Officer and Director (Principle Executive Officer)	December 9, 2004

/s/ Michael D. Friday Michael D. Friday	Executive Vice President and Chief Financial Officer (Principle Financial and Accounting Officer)	December 9, 2004

John E. Balkcom	Director

/s/ C. Frederick Fetterolf C. Frederick Fetterolf	Director	December 9, 2004

John E. Grimes	Director

Dale V. Kesler	Director

/s/ Larry E. Kittelberger Larry E. Kittelberger	Director	December 9, 2004

/s/ Paul E. Lego Paul E. Lego	Director	December 9, 2004

/s/ John E. Merow John E. Merow	Director	December 9, 2004

Hugh G. Robinson	Director

The Plan

Pursuant to the requirements of the Securities Act, the trustees (or other person who administers the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, state of Kentucky, on December 9, 2004.

PLAN

/s/ Sean M. Stack
Name: Title:	Sean M. Stack Senior Vice President, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

4.1	—	Commonwealth Industries, Inc. 1995 Stock Incentive Plan, as amended and restated April 23, 1999 (incorporated by reference to Exhibit 10.1 to the Commonwealth Industries, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 1999).

4.2	—	Commonwealth Industries, Inc. 1997 Stock Incentive Plan, as amended and restated April 23, 1999 (incorporated by reference to Exhibit 10.2 to the Commonwealth Industries, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 1999).

4.3	—	Commonwealth Industries, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.4 to the Commonwealth Industries, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2002).

4.4	—	Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan

5.1	—	Opinion re: legality

23.1	—	Consent of Counsel (included in the opinion filed as Exhibit 5.1)

23.2	—	Consent of Ernst & Young LLP

23.3	—	Consent of PricewaterhouseCoopers LLP

24	—	Power of Attorney (included in the signature page II-5)